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                                                      Release:  IMMEDIATE
                                                      For:      HADRON, INC.
                                                                (Symbol: HDRN)

Contact:  Amber Gordon
          Ron Alexander
          (703) 329-9400

                      HADRON ANNOUNCES 2001 ANNUAL EARNINGS

Alexandria, VA, February 12, 2002 -- HADRON, INC. (OTC BB: HDRN) today announced its earnings for 2001. For the year ended December 31, 2001, the Company reported operating income of $475,400 and net income of $197,900 ($0.02 net income per share) versus operating income of $250,000 and a net loss of $29,000 (a $0.01 net loss per share) for the twelve months ended December 31, 2000. For 2001, Hadron reported revenues of $21.9 million versus $18.6 million for the twelve months ended December 31, 2000. In February 2001, Hadron changed its fiscal year end from June 30 to December 31. Hadron's earnings before interest, taxes, depreciation and amortization (EBITDA) for 2001 were $961,700. The Company's profitability was achieved through a combination of acquisition, internally generated growth and strong control of overhead costs.

         For the fourth quarter, ended December 31, 2001 Hadron reported consolidated revenues of $9.2 million, operating income of $188,400 and net income of $50,100 (or $0.004 net income per share). This compares to revenues of $4.2 million, operating income of $53,600 and net income of $22,200 for the quarter ended December 31, 2000.

         "We are pleased to report that Hadron's financials for 2001 reflect the Company's increasing strength and size," said Sterling Phillips, Hadron's President and CEO. "We believe shareholder value will continue to be enhanced as Hadron's strategic business plan continues to be implemented," he concluded. Ron Alexander, Hadron's Chief Financial Officer, said "Hadron's consolidated fourth quarter 2001 financials include the results of our new subsidiary, Analex Corporation, acquired in November 2001. The integration of Hadron and Analex operations and administration are proceeding as expected."

                                                                      MORE ...

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HADRON: Announces 2001 Earnings                                         Page 2
February 12, 2002


                                  HADRON, INC.
                             Selected Financial Data
                                   (unaudited)



                                                    Three Months Ended                           Twelve Months Ended
                                                       December 31,                                   December 31,
                                                       ------------                                   ------------
                                               2001                  2000                         2001                2000*
                                          --------------        --------------               -------------       -------------

Revenues                                      $ 9,201,800         $4,239,700                 $21,926,600          $18,577,400
Operating Income (Loss)                           188,400             53,600                     475,400              250,000
Net Income  (Loss)                                 50,100             22,200                     197,900              (29,000)

Net Income (Loss) Per Share:
   Basic                                $           0.004      $       0.004            $           0.03      $         (0.01)
                                        =================      =============            ================      ===============
   Diluted                              $           0.004      $       0.003            $           0.02      $         (0.01)
                                        =================      =============            ================      ===============

Weighted avg. # shares:
   Basic                                       11,284,468          6,393,463                   7,720,818            5,055,197
                                              ===========    ===============                  ==========        =============
   Diluted                                     13,922,965          7,603,607                   9,587,068            5,055,197
                                             ============    ===============                 ===========        =============

                                                                    December 31,
                                                      ---------------------------------------
                                                             2001                   2000
                                                      ---------------          --------------
Total Shareholders' Equity                            $    10,514,500          $    2,001,900
                                                      ===============          ==============


             * HADRON changed its fiscal year from June 30 to December 31 in February 2001. Therefore, the twelve month financial results for the period ended December 31, 2000 presented in this table are for comparative purposes and were not previously presented as annual financial information for the Company.


         HADRON specializes in developing intelligence and biodefense solutions in support of our Nation's security. Hadron focuses on developing innovative technical solutions for the intelligence community; designing, developing and testing aerospace products and systems; analyzing and supporting defense systems; and developing medical defenses and treatments for toxic agents used in biological warfare and terrorism. The Company's stock trades on the OTC Electronic Bulletin Board under the symbol HDRN. HADRON can be found on the Internet at www.hadron.com. HADRON investor relations can be contacted at (703) 329-9400 or via email at agordon@hadron.com.

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as "anticipate," "expect," "could," "intend," "may" and other words of a similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the information services, engineering services, software development and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company's ability to continue to recruit and retain highly skilled technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. Hadron undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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